EXHIBIT 99.1

PRO FORMA UNAUDITED CONDENSED FINANCIAL INFORMATION OF
ROPER INDUSTRIES, INC. AND NEPTUNE TECHNOLOGY GROUP HOLDINGS, INC.

Roper Industries, Inc. (“Roper”) derived the following unaudited pro forma consolidated financial information by the application of pro forma adjustments to our historical financial statements and the historical financial statements of Neptune Technology Group Holdings, Inc. (“Neptune”). The following unaudited pro forma consolidated statement of operations for the year ended December 31, 2003 reflect the following events as if each had occurred immediately prior to this period:

•	the acquisition of Neptune (the “Neptune Acquisition”);

•	the acquisition of the remaining one-third interest in DAP Technologies (the “DAP Acquisition”);

•	the issuance of 4,830,000 shares of common stock at a public offering price of $48.00 per share, including exercise of the underwriters’ overallotment;

•	the issuance of subordinated convertible notes for proceeds of $230 million;

•	the redemption of our outstanding senior notes, for an aggregate redemption price, including a make-whole payment and accrued and unpaid interest, of $150.4 million; and

•	the repayment of all amounts outstanding under our existing credit facility, which aggregated $148.4 million at December 29, 2003.

The foregoing are referred to herein as the “Transactions.”

We do not provide an unaudited pro forma consolidated balance sheet for the year ended December 31, 2003 or an unaudited pro forma consolidated statement of operations for the quarterly period ended June 30, 2004 because the respective balance sheet and statement of operations filed in Roper’s annual report on Form 10-K for the year ended December 31, 2003 and quarterly report on Form 10-Q for the quarterly period ended June 30, 2004 reflects the impact of the Transactions in accordance with Article 11 of Regulation S-X.

The unaudited pro forma consolidated financial information has been prepared to reflect the application of purchase accounting under SFAS No. 141, “Business Combinations” for the Neptune and DAP Acquisitions. Under purchase accounting, the acquisition consideration is allocated to Neptune’s assets and liabilities based on their relative fair values. The consideration remaining is allocated to identifiable intangibles with a finite life and amortized over that life, as well as to goodwill and identifiable intangibles with an infinite life, which will be evaluated on an annual basis to determine impairment and adjusted accordingly. The pro forma adjustments were based upon an assessment of value by management of Neptune’s tangible and intangible assets, in conjunction with a formal valuation analysis performed by an outside appraisal firm, as follows (in thousands):

Total acquisition consideration allocation:
Net cash paid for Neptune Acquisition	$472,539
Cash and stock consideration paid for the DAP Acquisition	9,132
Estimated acquisition expenses	10,840

Total acquisition consideration	492,511
Less: Net book value of assets acquired	(293,871)

Excess purchase price to be allocated	$198,640

Allocations:
Inventory step-up	$2,205
Deferred tax liability	(19,320)
Restructuring and other incremental liabilities	(13,923)
Incremental identifiable intangible assets	82,025
Incremental goodwill	147,653

$198,640

The adjustments to the unaudited pro forma consolidated statement of operations are based upon available information and certain assumptions that we believe are reasonable and exclude certain non-recurring charges that were incurred in connection with: (1) amortization of estimated inventory fair value step-up of approximately $2.2 million from the acquisition which has impacted 2004 cost of goods sold; and (2) the write-off of approximately $15.6 million of debt extinguishment costs, net of tax, related to the pay off to Roper’s senior notes and related deferred financing costs. The pro forma condensed financial information should be read in conjunction with Roper’s historical financial statements and the related notes thereto. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have resulted had the acquisition described above been consummated at the date indicated, nor is it necessarily indicative of the results of operations of future periods.

Roper Industries, Inc. and Subsidiaries
Pro Forma Consolidated Statement of Operations (unaudited)
Year Ended December 31, 2003
(in thousands except per share data)

			Adjustments
	Historical	Historical	for the
	Roper (1)	Neptune (1)	Transactions		Pro Forma
Net sales	$657,356	$198,478	$—		$855,834
Cost of goods sold	311,218	112,895	—		424,113

Gross profit	346,138	85,583	—		431,721
Selling, general and administrative expenses	238,038	60,774	(14,006	)(3)	284,806

Operating profit	108,100	24,809	14,006		146,915
Interest expense	16,384	29,412	(19,545	)(4)	26,251
Loss on extinguishment of debt (2)	25,054	9,329	(25,054	)(5)	9,329
Other income (expense)	(372)	(14,574)	11,211	(6)	(3,735)

Earnings from continuing operations before income taxes	66,290	(28,506)	69,816		107,600
Income taxes	18,229	(9,344)	24,435	(7)	33,320

Net earnings from continuing Operations	$48,061	$(19,162)	$45,380		$74,279

Net earnings per share from continuing operations
Basic	$1.52				$2.04
Diluted	1.50				2.02
Average shares outstanding
Basic	31,575		4,864	(8)	36,439
Diluted	31,992		4,864	(8)	36,856

See accompanying notes to the unaudited Pro Forma
Consolidated Statement of Operations

Roper Industries, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Statement of Operations
(in thousands except share data)
(1)	For calendar 2003, both Neptune and Roper reported on a calendar year basis and thus common reporting periods are used for the pro forma consolidated statement of operations for the year ended December 31, 2003.

(2)	During the year ended December 31, 2003, Neptune recorded a loss on early extinguishment of debt of $9,329. This loss was associated with financing arrangements typical of private equity group ownership. This loss is required to be presented in the pro forma financial information under Article 11 of Regulation S-X. This amount will not recur for Roper. The table below reflects the pro forma earnings from continuing operations before income taxes adjusted to exclude these losses:

Year Ended
December 31, 2003
Pro forma earnings from continuing operations before income taxes	$107,600
Loss on extinguishment of debt	9,329

Adjusted earnings from continuing operations before income taxes	$116,929

(3)	Reflects the net adjustment to the historical amortization expense of Neptune from the elimination of certain non-recurring management fees and financing expenses ($11,024), partially offset by additional intangibles amortization from management’s estimate of the effects of applying SFAS No. 141 to identifiable finite-lived intangible assets ($2,982).

(4)	Reflects the net change in interest expense to give effect to (i) borrowings under Roper’s senior revolving credit facility, (ii) the issuance of $450,000 of a five year term-note facility, (iii) a 4.5% coupon on $150,000 of senior subordinated convertible notes, (iv) the amortization of $13,400 of debt issuance costs over an average of 4 years and (v) the elimination of both Roper and Neptune’s interest expense under pre-Transaction financing structures. For every 1/8% change in the interest rates on the debt, the effect on interest expense of the combined entities is approximately $800.

(5)	Reflects the adjustment related to the extinguishment of Roper’s senior notes and related deferred financing costs.

(6)	Reflects the net adjustment to the historical expense of Neptune from the elimination of certain non-recurring management transaction incentives and expenses.

(7)	Tax effects of the pro forma adjustments have been calculated based on the applicable statutory rate of 35%.

(8)	Reflects the issuance of 4,830,000 shares of common stock in the common stock offering for gross proceeds of $232,000 and the issuance of 34,000 shares of common stock out of treasury in connection with the DAP Acquisition.

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